UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 03/02/2011

OYO GEOSPACE CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 001-13601

DE	76-0447780
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7007 Pinemont Drive, Houston, TX 77040

(Address of principal executive offices, including zip code)

(713) 986-4444

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 2, 2011, OYO Geospace Corporation (the “Company”) entered into a Loan Agreement (the “2011 Loan Agreement”) among the Company, as borrower, certain domestic subsidiaries of the Company, as guarantors (the “Guarantors”), and The Frost National Bank, as lender (the “Lender”).

The 2011 Loan Agreement is a senior secured revolving credit facility that permits aggregate borrowings of up to $25.0 million, all of which borrowings are available for letters of credit subject to outstanding loans and letter of credit liabilities. The maturity date of the 2011 Loan Agreement is March 2, 2014. Each Guarantor has unconditionally guaranteed all existing and future indebtedness and obligations of the Company arising under the 2011 Loan Agreement and the other loan documents, and the Company and each Guarantor have secured such indebtedness and obligations by the pledge of certain of the assets of the Company and each such Guarantor to the Lender.

Loans under the 2011 Loan Agreement bear interest by reference to the LIBOR rate. The applicable margin on such LIBOR rate loans varies from 2.50% to 3.50%, based upon the Company’s funded debt to EBITDA ratio (as defined in the 2011 Loan Agreement). A letter of credit fee is payable by the Company equal to 2.0% of the face amount of each letter of credit issued. The commitment fee payable to the Lender equals 0.20% on the average daily unused portion of the Lender’s commitment, commencing on the date that is 120 days after the closing.

The 2011 Loan Agreement requires compliance with four financial covenants, namely that the Company must maintain for the Company and its consolidated subsidiaries (1) tangible net worth at not less than $100.0 million, (2) working capital at not less than $50.0 million, (3) a cash flow coverage ratio of not less than 1.5 to 1.0, and (4) a funded debt to EBITDA ratio of not more than 2.0 to 1.0. The 2011 Loan Agreement generally defines (a) tangible net worth as the difference between net tangible assets and total liabilities, (b) working capital as current assets less current liabilities and the non-current portion of Lenders’ outstanding commitment, (c) cash flow coverage ratio as the ratio of (i) net income, plus depreciation and amortization expense, plus interest expense, less capital expenditures and less any distributions, to (ii) the current portion of long-term debt plus interest expense, and (d) funded debt to EBITDA ratio as the ratio of (i) total borrowed money indebtedness, less the non-current portion of subordinated liabilities, but excluding contingent liabilities and intercompany liabilities, to (ii) EBITDA. The 2011 Loan Agreement further requires that the Company and its subsidiaries comply with certain customary covenants, including, without limitation, with respect to liens, indebtedness, investments, mergers, and asset sales.

The 2011 Loan Agreement includes customary events of default, the continuance of which, following any applicable cure period, would permit the Lender to, among other things, declare the principal, accrued interest, and other obligations of the Company under the 2011 Loan Agreement to be immediately due and payable.

On March 2, 2011, the Company, the Guarantors and the Lender entered into a First Amendment to 2011 Loan Agreement (the “First Amendment”). The First Amendment corrects a drafting error with respect to the placement of the covenant regarding the Company’s primary banking relationship with the Lender.

The above description of the 2011 Loan Agreement and the First Amendment is qualified in its entirety by reference to the complete text of the 2011 Loan Agreement filed as Exhibit 10.1 hereto, the complete text of the First Amendment filed as Exhibit 10.2 hereto, and the Revolving Promissory Note made by the Company payable to the Lender filed as Exhibit 10.3 hereto, which are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement

In connection with, and effective upon the closing of, the 2011 Loan Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company terminated its then-existing Loan Agreement dated as of November 22, 2004 (the “Prior Loan Agreement”), among several of the Company’s subsidiaries, as borrowers, and Regions Bank (successor to Union Planters Bank, N.A.), as lender, and all documents and agreements contemplated by and relating to the Prior Loan Agreement. One letter of credit outstanding under the Prior Loan Agreement continued uninterrupted. The termination of the Prior Loan Agreement was a condition precedent to the closing of the 2011 Loan Agreement, and there were no penalties incurred by the Company or any of its subsidiaries in connection with such termination.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1 $25.0 million Loan Agreement dated March 2, 2011 among OYO Geospace Corporation, as borrower, certain subsidiaries of OYO Geospace Corporation, as guarantors, and The Frost National Bank, as lender.

10.2 First Amendment to Loan Agreement dated March 2, 2011 among OYO Geospace Corporation, as borrower, certain subsidiaries of OYO Geospace Corporation, as guarantors, and The Frost National Bank, as lender.

10.3 Revolving Promissory Note dated March 2, 2011 made by OYO Geospace Corporation payable to The Frost National Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OYO GEOSPACE CORPORATION

Date: March 08, 2011	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Vice President, Chief Financial
Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

Ex-10.1	$25.0 million Loan Agreement dated March 2, 2011 among OYO Geospace Corporation, as borrower, certain subsidiaries of OYO Geospace Corporation, as guarantors, and The Frost National Bank, as lender.

Ex-10.2	First Amendment to Loan Agreement dated March 2, 2011 among OYO Geospace Corporation, as borrower, certain subsidiaries of OYO Geospace Corporation, as guarantors, and The Frost National Bank, as lender.

Ex-10.3	Revolving Promissory Note dated March 2, 2011 made by OYO Geospace Corporation payable to The Frost National Bank.